EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income (loss) by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income (loss), net
    Net gains (losses) on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES FULL-YEAR 2007 RESULTS

          Newport Beach, California - January 23, 2008 - Downey Financial Corp. (NYSE: DSL) reported a net loss for 2007 of $56.6 million or $2.03 per share on a diluted basis, compared to net income of $199.7 million or $7.16 per share in 2006.

          The $439.8 million unfavorable change in pre-tax income/(loss) between years was due primarily to:

  A $283.5 million increase in provision for credit losses;
  A $94.8 million or 18.3% decline in net interest income due to a lower level of interest-earning assets and a lower effective interest rate spread;
  A $23.3 million or 53.4% decline in net gains on the sale of loans and mortgage-backed securities due to both a lower level of loans sold and gain per dollar of loan sold;
  A $17.8 million unfavorable change in income from real estate and joint ventures held for investment, as the current year included writedowns to reflect declines in the value of single family home lots in which the company is a joint venture partner and net gains from sales were below a year ago; and
  A $14.8 million increase in operating expense, of which $9.2 million related to higher costs related to the operation of real estate acquired in settlement of loans.

          Rick McGill, President, commented, "We are clearly disappointed with our results. The continued weakening of the housing market and its uncertain future have unfavorably impacted our borrowers and the value of their loan collateral. As a result, single family loan delinquencies, as well as losses from foreclosures, rose significantly during 2007 and led to the large increase to the allowance for loan losses. While we expect the environment to remain challenging in 2008, we enter the year with a strong capital position and stable funding sources from our retail branch franchise. As always, we remain committed to our heritage of providing our customers with excellent service."

          For the fourth quarter of 2007, a net loss of $108.8 million or $3.90 per diluted share was recorded, compared to net income of $52.1 million or $1.87 per share in the fourth quarter of 2006. The $274.4 million unfavorable change in pre-tax income/(loss) between fourth quarters primarily reflected:

  A $218.2 million increase in provision for credit losses;
  A $40.9 million decline in net interest income due to a lower level of interest-earning assets and a lower effective interest rate spread;
  A $8.4 million decline in net gains on sales of loans and mortgage-backed securities due to both a lower level of loans sold and gain per dollar of loan sold; and
  A $5.3 million increase operating expense, of which $4.5 million related to higher costs associated with the operation of real estate acquired in settlement of loans.
Page 1

Net Interest Income

          Net interest income totaled $89.3 million in the fourth quarter of 2007, down $40.9 million or 31.4% from a year ago, reflecting a $2.773 billion or 17.1% decline in average interest-earning assets and a decline in the effective interest rate spread. The average effective interest rate spread was 2.67% in the current quarter, down 0.55% from a year ago and down 0.12% from the third quarter of 2007.

          Compared to a year ago, the current quarter effective interest rate spread was unfavorably impacted by a lower proportion of loan prepayment fees to the amount of deferred loan origination costs written-off as a result of those payoffs, which declined to 48% in the current quarter from 98% a year ago. This decline was primarily the result of a higher proportion of loans being repaid that were no longer subject to prepayment fees primarily due to the increasing age of the loan portfolio. In addition, the current quarter effective interest rate spread was unfavorably impacted by a higher proportion of non-performing assets and a higher proportion of interest-earning assets comprised of investment securities and hybrid adjustable rate mortgage loans, both of which have lower yields than those of option ARM loans that comprised a larger proportion of interest-earning assets a year ago.

          For 2007, net interest income totaled $423.8 million, down $94.8 million or 18.3% from a year ago.

Provision for Credit Losses

          During the current quarter, the provision for credit losses totaled $218.4 million, up $218.2 million from a year ago. Of the current quarter provision for credit losses, $39.5 million is related to the creation of a specific allowance associated with certain troubled debt restructurings resulting from a borrower retention program which is discussed more fully below in the section entitled "Non-Performing Assets."

          At December 31, 2007, the allowance for credit losses was $349 million, comprised of $348 million for loan losses and $1 million for unfunded loan commitments which is reported within accounts payable and accrued liabilities. The increase to the allowance this quarter reflected further increases in delinquent loans and declines in the value of underlying home collateral due to the continued weakening and uncertainty relative to the housing market. This has been particularly true in certain geographic areas such as the greater Sacramento, Stockton, Modesto and Monterey areas of Northern California, the Inland Empire and San Diego County. Net loan charge-offs totaled $12.2 million in the current quarter, compared to $0.3 million a year ago. The current quarter net charge-offs are primarily related to residential one-to-four unit loans, with the annualized net charge-off ratio associated with these loans increasing to 0.43% from 0.01% a year ago.

          For 2007, the provision for credit losses totaled $310.1 million and net charge-offs were $22.3 million. This compares with a $26.6 million provision for credit losses and net charge-offs of $0.5 million a year ago.

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Other Income

          Other income totaled $8.2 million in the current quarter, down $10.0 million or 54.9% from a year ago. The primary factor contributing to the decline between fourth quarters was a $8.4 million decline in net gains on sale of loans and mortgage-backed securities, reflecting both a decline in loans sold and a lower gain per dollar of loan sold. Net gains in the current quarter totaled $0.1 million, including a $0.5 million loss due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. Excluding the impact of SFAS 133, a gain was realized equal to 0.31% on secondary market sales of $176 million, compared with the year-ago gain of 1.23% on secondary market sales of $714 million.

          For 2007, other income totaled $46.5 million, down $46.7 million or 50.1% from a year ago.

Operating Expense

          Operating expense totaled $67.3 million in the current quarter, up $5.3 million or 8.5% from a year ago. The increase primarily reflected an increase of $4.5 million in net operations of real estate acquired in the settlement of loans due to a higher number of foreclosed properties. In addition to one property comprising 113 single family lots, the inventory of single family homes available for sale totaled 326 at year end, up from 33 a year ago. General and administrative expense increased $0.8 million or 1.2%. All major categories of general and administrative expense were above year-ago levels except for salaries and related costs, down $1.6 million or 3.9% and advertising expense, down $0.5 million.

          For 2007, operating expense totaled $258.0 million, up $14.8 million or 6.1% from a year ago.

Income Taxes

          The effective tax rate was a benefit of 42.18% in the current quarter and 42.14% for the current year, compared to an expense of 39.49% in the prior fourth quarter and 41.62% in the prior year.

Assets, Loan Originations and Deposits

          At December 31, 2007, assets totaled $13.409 billion, down $2.798 billion or 17.3% from a year ago. During the current quarter, assets declined $1.009 billion due primarily to declines of $592 million in securities available for sale and $569 million in loans held for investment, as loan payoffs exceeded originations. Included within loans held for investment at quarter end were $7.531 billion of single family adjustable rate mortgages subject to negative amortization, down $725 million from September 30, 2007. These loans comprised 69% of the single family residential loan portfolio held for investment at quarter end, compared to 85% a year ago. The amount of negative amortization included in loan balances declined $9 million during the current quarter to $379 million or 5.03% of loans subject to negative amortization. During the current quarter, approximately 24% of loan interest income represented negative amortization, down from 26% in the third quarter of 2007 and 29% in the year-ago fourth quarter.

          Loan originations (including purchases) totaled $618 million in the current quarter, down $722 million or 53.9% from $1.340 billion a year ago. Loans originated for sale declined $587 million or 75.3% to $192 million, while single family residential loans originated for portfolio declined $160 million or 28.9% to $394 million. In addition to single family residential loans, $32 million of other loans were originated in the current quarter, up from $7 million a year ago. For 2007, loan originations totaled $3.782 billion, down 51.7% from $7.829 billion in the same period a year ago.

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          Not included in the above originations are loans in which we modify the terms of the note for borrowers. During the current quarter, we modified $322 million of loans associated with the portfolio retention program, wherein the borrower was current with their loan payments and the new interest rate was no less than that afforded new borrowers, and $9 million of loans at below market interest rates in loan workout situations. For 2007, we modified $421 million associated with the portfolio retention program and $12 million in loan workout situations. Most of the modifications related to option ARM loans were modified into hybrid ARMs where the interest rate is fixed for the first five years or ARMs with interest rates that adjust annually. Both of these products do not permit negative amortization.

          Deposits totaled $10.496 billion at quarter end, down $1.289 billion or 10.9% from a year ago. Although deposits declined during the year, the number of checking accounts increased 5.7%. At quarter end, the number of branches totaled 172 (168 in California and four in Arizona). At quarter end, the average deposit size of our 82 traditional branches was $102 million, while the average deposit size of our 90 in-store branches was $24 million. During the year, borrowings declined by $1.413 billion and at year end represented 10.4% of total assets.

Non-Performing Assets

          Non-performing assets increased during the quarter by $618 million to $1.042 billion and represented 7.77% of total assets, compared with 0.68% at year-end 2006. Of the increase, $321 million or about half represented loans modified as part of a borrower retention program initiated at the beginning of the third quarter of 2007 to provide borrowers who are current with their loan payments a cost effective means to change from an option ARM to a less costly financing alternative. Those loans are considered troubled debt restructurings and have been placed on non-accrual status even though the interest rate following modification was no less than that afforded new borrowers. The reason for this is because the modified interest rate was lower than the interest rate on the original loan and the loan was not re-underwritten to prove that the new interest rate was, in fact, a market interest rate for a borrower with similar credit quality. Interest income will be recorded as these borrowers make their loan payments. If these borrowers perform pursuant to the modified terms for six months, the loans will be placed back on accrual status and, while still reported as troubled debt restructurings, they will no longer be classified as non-performing assets because the borrower will have demonstrated an ability to perform in accordance with the loan modification and the interest rate was no less than those afforded new borrowers at the time of modification.

          To the extent borrowers whose loans were modified pursuant to the borrower retention program are current with their loan payments, it is relevant to distinguish those from total non-performing assets because, unlike other loans classified as non-performing assets, these loans are paying interest at interest rates no less than those afforded new borrowers. At year-end 2007, approximately 95% of such borrowers had made all loan payments due. Accordingly, when those performing troubled debt restructurings are excluded from the ratio of non-performing assets to total assets, the adjusted ratio drops to 4.78% compared to the actual ratio of 7.77%.

Regulatory Capital Ratios

          At December 31, 2007, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 10.18% and a risk-based capital ratio of 19.01%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

Page 4

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality, the outcome of ongoing audits by taxing authorities and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949) 509-4420.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

(Dollars in Thousands, Except Per Share Data)	2007	2006

Assets
Cash	$83,840	$124,865
Federal funds	5,900	1

Cash and cash equivalents	89,740	124,866
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	1,549,879	1,433,176
Loans held for sale, at lower of cost or fair value	103,384	363,215
Mortgage-backed securities available for sale, at fair value	111	251
Loans held for investment	11,381,327	13,868,227
Allowance for loan losses	(348,167)	(60,943)

Loans held for investment, net	11,033,160	13,807,284
Investments in real estate and joint ventures	68,679	59,843
Real estate acquired in settlement of loans	115,623	8,524
Premises and equipment, net	115,846	114,052
Federal Home Loan Bank stock, at cost	70,964	152,953
Mortgage servicing rights, net	19,512	21,196
Other assets	120,073	121,746
Deferred tax asset	122,086	276

	$13,409,057	$16,207,382

Liabilities and Stockholders’ Equity
Deposits	$10,496,041	$11,784,869
Securities sold under agreements to repurchase	-	469,971
Federal Home Loan Bank advances	1,197,100	2,140,785
Senior notes	198,445	198,260
Accounts payable and accrued liabilities	183,054	220,262

Total liabilities	12,074,640	14,814,147

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at both December 31, 2007 and 2006;
outstanding 27,853,783 shares at both December 31, 2007 and 2006	282	282
Additional paid-in capital	93,792	93,792
Accumulated other comprehensive income (loss)	2,768	(5,204)
Retained earnings	1,254,367	1,321,157
Treasury stock, at cost, 381,239 shares at both December 31, 2007 and 2006	(16,792)	(16,792)

Total stockholders’ equity	1,334,417	1,393,235

	$13,409,057	$16,207,382

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(Dollars in Thousands, Except Per Share Data)	2007	2006	2007	2006

Interest income
Loans	$194,587	$272,239	$885,456	$1,080,791
U.S. Treasury and government sponsored entities securities	22,630	15,775	88,274	43,445
Mortgage-backed securities	3	4	12	13
Other investment securities	959	2,615	6,355	9,556

Total interest income	218,179	290,633	980,097	1,133,805

Interest expense
Deposits	105,084	115,924	439,061	417,590
Federal Home Loan Bank advances and other borrowings	20,497	41,234	103,991	184,343
Senior notes	3,303	3,300	13,207	13,195

Total interest expense	128,884	160,458	556,259	615,128

Net interest income	89,295	130,175	423,838	518,677
Provision for credit losses	218,447	245	310,131	26,604

Net interest income (loss) after provision for credit losses	(129,152)	129,930	113,707	492,073

Other income, net
Loan and deposit related fees	8,967	9,143	36,054	36,151
Real estate and joint ventures held for investment, net	642	780	(6,885)	10,953
Secondary marketing activities:
Loan servicing loss, net	(1,660)	(858)	(3,179)	(594)
Net gains on sales of loans and mortgage-backed securities	92	8,495	20,316	43,615
Litigation award	155	608	155	2,233
Other	31	66	15	785

Total other income, net	8,227	18,234	46,476	93,143

Operating expense
Salaries and related costs	38,882	40,464	158,813	161,060
Premises and equipment costs	10,257	9,207	37,924	34,959
Advertising expense	1,443	1,895	5,912	6,227
Deposit insurance premiums and regulatory assessments	2,516	2,193	10,175	6,439
Professional fees	916	297	2,695	1,793
Other general and administrative expense	8,732	7,920	33,003	32,477

Total general and administrative expense	62,746	61,976	248,522	242,955
Net operation of real estate acquired in settlement of loans	4,583	65	9,486	250

Total operating expense	67,329	62,041	258,008	243,205

Income (loss) before income taxes (tax benefits)	(188,254)	86,123	(97,825)	342,011
Income taxes (tax benefits)	(79,409)	34,008	(41,226)	142,355

Net income (loss)	$(108,845)	$52,115	$(56,599)	$199,656

Per share information
Basic	$(3.90)	$1.87	$(2.03)	$7.17
Diluted	$(3.90)	$1.87	$(2.03)	$7.16
Cash dividends declared and paid	$0.12	$0.10	$0.48	$0.40
Weighted average shares outstanding
Basic	27,853,783	27,853,783	27,853,783	27,853,783
Diluted	27,853,783	27,884,770	27,853,783	27,883,867

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(Dollars in Thousands)	2007	2006	2007	2006

Net income (loss) by business segment
Banking	$(109,282)	$50,907	$(53,096)	$191,349
Real estate investment	437	1,208	(3,503)	8,307

Total net income (loss)	$(108,845)	$52,115	$(56,599)	$199,656

Selected financial ratios
Effective interest rate spread	2.67%	3.22%	2.96%	3.09%
Efficiency ratio (a)	64.87	42.15	52.10	40.58
Return on average assets	(3.12)	1.25	(0.38)	1.16
Return on average equity	(30.47)	15.23	(3.92)	15.45

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$394,495	$554,573	$2,128,607	$4,168,402
All other	31,682	6,605	80,801	185,078
Repayments	(747,862)	(1,661,536)	(4,777,673)	(6,215,012)

Loans originated for sale portfolio (b)	192,053	779,002	1,572,424	3,475,552

Loans and mortgage-backed securities sold	(175,908)	(713,974)	(1,797,598)	(3,521,410)

Decrease in loans and mortgage-backed securities	(555,530)	(964,793)	(3,034,095)	(1,651,173)

Decrease in assets	(1,008,660)	(774,175)	(2,798,325)	(888,281)

Decrease in deposits	(166,577)	(160,889)	(1,288,828)	(91,979)

Decrease in borrowings	(678,070)	(533,424)	(1,413,471)	(946,586)

Earnings Release and Table Listing

	December 31,	September 30,	December 31,
	2007	2007	2006

Capital ratios (Bank only)
Tangible and core	10.18%	10.21%	8.76%
Risk-based	19.01	21.34	17.78

Book value per share	$47.91	$51.85	$50.02

Number of branches including in-store locations	172	172	172

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment and litigation award.
(b) Included loans purchased.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended December 31,

	2007			2006

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$4,117	0.15%		$27,409	0.75%
Write-off of deferred costs and
premiums from loan payoffs		(8,541)	(0.30)		(27,893)	(0.76)
All other		199,011	6.92		272,723	7.42

Total loans	$11,495,709	194,587	6.77	$14,703,050	272,239	7.41
Mortgage-backed securities	111	3	5.77	254	4	5.60
Investment securities (a)	1,906,138	23,589	4.91	1,472,000	18,390	4.96

Total interest-earnings assets	13,401,958	$218,179	6.51%	16,175,304	$290,633	7.19%
Non-interest-earning assets	539,099			450,768

Total assets	$13,941,057			$16,626,072

Transaction accounts:
Non-interest-bearing checking (b)	$676,835	$-	-%	$776,986	$-	-%
Interest-bearing checking (b)	467,291	342	0.29	488,383	418	0.34
Money market	135,798	354	1.03	146,991	384	1.04
Regular passbook	1,058,830	2,523	0.95	1,311,124	3,225	0.98

Total transaction accounts	2,338,754	3,219	0.55	2,723,484	4,027	0.59
Certificates of deposit	8,263,836	101,865	4.89	9,117,252	111,897	4.87

Total deposits	10,602,590	105,084	3.93	11,840,736	115,924	3.88
FHLB advances and other borrowings (c)	1,431,431	20,497	5.68	2,867,151	41,234	5.71
Senior notes	198,428	3,303	6.66	198,245	3,300	6.66

Total deposits and borrowings	12,232,449	128,884	4.18	14,906,132	160,458	4.27
Other liabilities	279,722			351,312
Stockholders’ equity	1,428,886			1,368,628

Total liabilities and stockholders’ equity	$13,941,057			$16,626,072

Net interest income/interest rate spread		$89,295	2.33%		$130,175	2.92%
Excess of interest-earning assets over
deposits and borrowings	$1,169,509			$1,269,172
Effective interest rate spread			2.67			3.22

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

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DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Twelve Months Ended December 31,

	2007			2006

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$52,054	0.42%		$101,219	0.64%
Write-off of deferred costs and
premiums from loan payoffs		(74,995)	(0.60)		(102,204)	(0.65)
All other		908,397	7.27		1,081,776	6.90

Total loans	$12,495,977	885,456	7.09	$15,688,297	1,080,791	6.89
Mortgage-backed securities	123	12	5.83	264	13	5.17
Investment securities (a)	1,812,913	94,629	5.22	1,113,878	53,001	4.76

Total interest-earnings assets	14,309,013	$980,097	6.85%	16,802,439	$1,133,805	6.75%
Non-interest-earning assets	493,573			436,958

Total assets	$14,802,586			$17,239,397

Transaction accounts:
Non-interest-bearing checking (b)	$740,747	$-	-%	$746,401	$-	-%
Interest-bearing checking (b)	478,223	1,459	0.31	499,978	1,718	0.34
Money market	142,805	1,482	1.04	156,629	1,632	1.04
Regular passbook	1,152,565	10,946	0.95	1,503,867	15,082	1.00

Total transaction accounts	2,514,340	13,887	0.55	2,906,875	18,432	0.63
Certificates of deposit	8,623,048	425,174	4.93	9,055,959	399,158	4.41

Total deposits	11,137,388	439,061	3.94	11,962,834	417,590	3.49
FHLB advances and other borrowings (c)	1,789,993	103,991	5.81	3,457,357	184,343	5.33
Senior notes	198,358	13,207	6.66	198,178	13,195	6.66

Total deposits and borrowings	13,125,739	556,259	4.24	15,618,369	615,128	3.94
Other liabilities	234,682			328,436
Stockholders’ equity	1,442,165			1,292,592

Total liabilities and stockholders’ equity	$14,802,586			$17,239,397

Net interest income/interest rate spread		$423,838	2.61%		$518,677	2.81%
Excess of interest-earning assets over
deposits and borrowings	$1,183,274			$1,184,070
Effective interest rate spread			2.96			3.09

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(Dollars in Thousands)	2007	2006	2007	2006

Loan and deposit related fees
Loan related fees	$467	$918	$2,700	$3,894
Deposit related fees:
Automated teller machine fees	2,285	2,346	9,317	9,324
Other fees	6,215	5,879	24,037	22,933

Total loan and deposit related fees	$8,967	$9,143	$36,054	$36,151

Loan servicing income (loss), net
Net cash servicing fees	$2,166	$1,647	$7,028	$6,370
Payoff and curtailment interest cost (a)	(544)	(1,269)	(3,785)	(2,533)
Amortization of mortgage servicing rights	(1,085)	(1,087)	(4,026)	(4,370)
Provision for impairment of mortgage servicing rights	(2,197)	(149)	(2,396)	(61)

Total loan servicing loss, net	$(1,660)	$(858)	$(3,179)	$(594)

Net gains (losses) on sales of loans and mortgage-backed securities
Mortgage servicing rights	$945	$2,122	$5,606	$5,266
All other components excluding SFAS 133	(393)	6,682	14,606	39,457
SFAS 133	(460)	(309)	104	(1,108)

Total net gains on sales of loans and mortgage-backed securities	$92	$8,495	$20,316	$43,615

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	0.31%	1.23%	1.12%	1.27%

Mortgage servicing rights activity
Gross balance at beginning of period	$22,114	$20,483	$21,435	$21,157
Additions (b)	945	2,122	5,606	5,325
Amortization	(1,085)	(1,087)	(4,026)	(4,370)
Sales	-	-	(868)	-
Impairment write-down	(1)	(83)	(174)	(677)

Gross balance at end of period	21,973	21,435	21,973	21,435

Allowance balance at beginning of period	265	173	239	855
Provision for impairment	2,197	149	2,396	61
Impairment write-down	(1)	(83)	(174)	(677)

Allowance balance at end of period	2,461	239	2,461	239

Total mortgage servicing rights, net	$19,512	$21,196	$19,512	$21,196

As a percentage of associated mortgage loans	0.80%	0.89%	0.80%	0.89%
Estimated fair value (c)	$20,991	$22,828	$20,991	$22,828
Weighted average expected life (in months)	53	54	53	54
Custodial account earnings rate	4.53%	5.28%	4.53%	5.28%
Weighted average discount rate	11.45	10.28	11.45	10.28

Earnings Release and Table Listing

	December 31,	September 30,	December 31,
(Dollars in Thousands)	2007	2007	2006

Mortgage loans serviced for others
Total	$5,525,357	$5,622,331	$5,908,233
With capitalized mortgage servicing rights: (c)
Amount	2,436,278	2,419,432	2,394,754
Weighted average interest rate	5.88%	5.83%	5.75%
Total loans sub-serviced without mortgage servicing rights: (d)
Term – less than six months	$81,123	$76,870	$93,074
Term – indefinite	2,995,119	3,112,895	3,404,342

Custodial account balances	$81,778	$84,819	$172,462

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. However, loan servicing activities do not include the benefit of the use of total loan repayments to increase net interest income.
(b) Included minor amounts repurchased.
(c) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
(d) Servicing is performed for a fixed fee per loan each month.
Page 11

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	December 31,	September 30,	December 31,
(Dollars in Thousands)	2007	2007	2006

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$10,877,228	$11,227,561	$13,227,004
Home equity loans and lines of credit	138,305	143,948	187,939
Residential five or more units	100,963	104,672	113,488
Commercial real estate	26,427	26,598	26,700
Construction	81,098	58,231	52,922
Land	49,521	50,864	58,910
Non-mortgage:
Commercial	5,000	5,000	2,400
Consumer	5,989	6,057	6,778

Total loans held for investment	11,284,531	11,622,931	13,676,141
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	96,796	121,132	192,086
Allowance for losses	(348,167)	(142,218)	(60,943)

Total loans held for investment, net	$11,033,160	$11,601,845	$13,807,284

Loans held for sale
Residential one-to-four units	$103,320	$89,794	$358,128
Net deferred costs and premiums	(109)	53	4,789
Capitalized basis adjustment (a)	173	381	298

Total loans held for sale, net	$103,384	$90,228	$363,215

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$7,530,590	$8,255,389	$11,199,870
Amount as a percentage of total residential one-to-four unit loans	69%	74%	85%
Negative amortization included in the loan balance	378,664	387,984	320,466
Negative amortization as a percentage of the associated loan balance	5.03%	4.70%	2.86%

Non-performing assets
Non-accrual loans:
Residential one-to-four units:
Performing trouble debt restructurings (c)	$400,562	$96,984	$-
Other troubled debt restructurings	31,218	5,173	-
All other	448,516	253,259	90,218
Construction	15,933	7,808	-
Land	29,080	-	11,345
Other	837	511	275

Total non-accrual loans	926,146	363,735	101,838
Real estate acquired in settlement of loans	115,623	59,773	8,524

Total non-performing assets	$1,041,769	$423,508	$110,362

Non-performing assets as a percentage of total assets:
Performing troubled debt restructurings (c)	2.99%	0.67%	-%
All other non-performing assets	4.78	2.27	0.68

Total non-performing assets as a percentage of total assets	7.77%	2.94%	0.68%

Delinquent loans
30-59 days	$239,338	$129,563	$57,042
60-89 days	135,177	75,958	24,313
90+ days (c)	314,365	180,933	63,162

Total delinquent loans	$688,880	$386,454	$144,517

Delinquencies as a percentage of total loans	6.05%	3.30%	1.03%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of rate lock to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
(c) Represents troubled debt restructurings (TDRs) associated with Downey’s borrower retention program wherein all loan payments were current and interest rates were modified to no less than that offered new borrowers at the time of loan modification. These TDR loans will be on non-accrual status until six months of successful payment history has been established at which time they will be removed from non-accrual status and will no longer be reported as non-performing assets, just TDRs. Interest income is being recognized on these TDR loans as paid on a cash basis.
Note: Certain prior period amounts have been reclassified to conform to the current presentation.